NEWS RELEASE	Exhibit 10.6

CONTACT:	Leonard Carr
Vice President
713-783-8200
lcarr@tidelmail.com

FOR RELEASE THURSDAY, JANUARY 19, 2006

TIDEL ENTERS INTO AGREEMENTS TO SELL CASH SECURITY BUSINESS AND REPURCHASE STOCK HELD BY LAURUS

HOUSTON, Texas — Tidel Technologies, Inc. (Other OTC: ATMS.PK) announced today that it has executed an asset purchase agreement with Sentinel Operating, L.P., a management buyout group led by Mark Levenick, Interim CEO and director of Tidel, and Raymond Landry, director of Tidel, for the sale of the assets of Tidel’s cash security business for a purchase price of $17.5 million, subject to adjustment as provided in the agreement. The asset purchase agreement is subject to customary representations and warranties, covenants and the satisfaction of several customary closing conditions, including approval by Tidel’s stockholders. The transaction is expected to close this quarter. After closing, Tidel will no longer have any operations. Tidel understands that its lender, Laurus Master Fund, Ltd., or its affiliates may provide financing to the purchaser, Sentinel Operating, L.P., in connection with the asset sale.

The sale was negotiated on behalf of Tidel by its two independent directors who were unaffiliated with the transaction. The unaffiliated directors also received an opinion from the investment advisory firm of Capitalink, L.C. that the transaction was fair from a financial point of view.

CONVERSION AND REPAYMENT OF DEBT TO LAURUS

Concurrently with the asset sale, Tidel entered into an exercise and conversion agreement with Laurus, whereby Laurus converted $5.4 million of Tidel’s convertible debt into 18,000,000 shares of common stock, bringing its ownership to 19,251,000 shares, or 49.8%, of Tidel’s outstanding common stock.

In addition, Tidel repaid all of its remaining indebtedness to Laurus in the amount of approximately $2.8 million, including accrued interest and prepayment fees, from a cash collateral account established by Tidel for the benefit of Laurus at the closing of the sale of Tidel’s ATM business assets on January 3, 2006. The remaining balance of the cash collateral account of $5.4 million will be held by Laurus until the closing of the sale of the cash security business assets, at which time it will be released to Tidel. If the asset sale doesn’t close by March 31, 2006, however, Tidel has agreed to redeem the 18,000,000 shares from Laurus for a price of $5.4 million, which would be paid from the cash collateral account.

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Tidel Enters into Agreements to Sell Cash Security Business and
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REORGANIZATION FEE AND REPURCHASE OF LAURUS STOCK

Upon closing of the asset sale, Tidel will pay a reorganization fee to Laurus pursuant to Section 4 of the Agreement Regarding NCR Transaction and Other Asset Sales dated November 26, 2004, which is estimated to be in the range of $5 million to $11 million.

In addition, Tidel entered into a stock redemption agreement with Laurus whereby upon closing of the asset sale, Tidel will repurchase Laurus’ 19,251,000 shares of Tidel common stock at a price of not less than $.20 per share nor greater than $.34 per share, following the determination of Tidel’s assets in accordance with the formula set forth in the stock redemption agreement. Laurus has also agreed to terminate all of its warrants to purchase 4.75 million shares of Tidel common stock upon the redemption. Following Tidel’s payment of the reorganization fee and the stock redemption amount, Laurus will cease to own any equity interest in Tidel, and Tidel will have no further obligations to Laurus. Based on today’s common stock outstanding of 38,677,210 shares, Tidel expects to have 19,426,210 shares of common stock outstanding following the repurchase of Laurus’ shares.

FORM 8-K FILING

The summary of the terms of the asset purchase agreement, the exercise and conversion agreement, the stock redemption agreement and other related agreements presented in this press release is qualified in its entirety by reference to the Form 8-K filed today with the Securities and Exchange Commission, which contains such agreements filed as exhibits thereto.

ABOUT TIDEL

Tidel Technologies, Inc. is a manufacturer of cash security equipment designed for specialty retail marketers. More information about the company and its products may be found on the company’s web site at www.tidel.com.

Precautionary Language Regarding Forward-Looking Statements

This press release contains statements that constitute forward-looking statements within the meaning of Section 21(E) of the Securities Exchange Act of 1934. The statements are subject to certain risks and uncertainties, including but not limited to the Company’s financial position and working capital availability, ability of the Company to obtain shareholder approval for the cash security business asset sale; ability of the Company and the purchaser to close the cash security business asset sale transaction; unexpected changes in the Company's relationships with customers or suppliers; unanticipated litigation, claims or assessments or unanticipated changes in existing litigation, claims or assessments; the Sentinel product’s limited operating history; the economic condition of the cash security industry; and economic conditions in the United States and worldwide. Tidel undertakes no duty to update any of the statements set forth in this release.

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